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                                                                   EXHIBIT 10.33

November 5, 2001

Neil Kirby, PhD
7 Meeting House Square
Middleton, MA 01949

Dear Neil:

On behalf of TKT, I am pleased to extend the offer outlined below for you to become the Vice President, Global Regulatory Affairs of Transkaryotic Therapies, Inc. ("TKT"). It has been a pleasure introducing you to TKT, and I very much appreciate your time and efforts during the recruitment process. I believe you will have a critical role in the development of TKT's products and look forward to the broad impact you will have on the Company.

The terms of this offer are as follows:

1. Title of Position: Vice President, Global Regulatory Affairs reporting to the Senior Vice President, Administration and General Counsel.

2. Gross Annual Base Salary: $200,000.00 to be paid semi-monthly at the rate of $8,333.33 gross per pay period. You will be eligible for an increase in your annual salary effective January 1, 2003.

3. Annual Target Bonus: You will participate in the Management Incentive Bonus Program. Your annual bonus target will be 20% of you base compensation and will reflect your individual and departmental performance as well as TKT's overall performance.

4. Stock Option Grant: You will receive an option to purchase 60,000 shares of TKT Common Stock (exercise price is the bid price of the stock as of the close of business on the last trading day before your official start date) which you will fully attain after a six year vesting provision, (10,000 shares will vest on your anniversary date each year for six consecutive years).

5. Sign-on Bonus: You will receive a one-time, lump-sum payment of $20,000 (less appropriate withholdings).

6. Benefits: You will participate in those benefit programs which are in effect and for which you meet eligibility requirements during you employment with TKT, including a 401(k) company match of up to $5,250 per year, and Deferred Compensation company match of up to $10,000 per year.

7. In the event of termination: Should your employment with TKT be terminated without cause after you have completed one year of service, you will be eligible for

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      severance pay for up to one (1) year at up to 100% of base pay (less appropriate withholdings and any income you earn from other sources during this period).

8. You will be subject to a non-compete provision consistent with that of other TKT executives, calling for a non-compete term of two years in the field of niche proteins, non-viral gene therapy as it relates to products or processes directly competitive with TKT's, and gene activation. This non-compete will be revoked in the event of TKT's acquisition.

9. As a condition of employment, you will be expected to sign an agreement of Confidentiality, Inventions and Noncompetition which is signed by all employees of Trankaryotic Therapies. Enclosed is this agreement for your review and signature.

10. This off of employment is contingent upon your being legally able to work in the United States. Federal Law requires that you provide proof of employment eligibility within three days of your employment.

If you agree to the terms outlined in this offer, please sign and return one (1) copy of this offer letter along with one (1) copy of the Confidentiality, Inventions and Noncompetition Agreement. I anticipate that your start date will be on or around January 2, 2002.

We have enjoyed our discussions with you and believe that your addition to TKT's management team will have a profound impact on our ability to make TKT's vision a reality. I look forward to a long, mutually beneficial, and enjoyable working relationship.

Thank you for your time and consideration.

Sincerely,

/s/ Michael J. Astrue

Michael J. Astrue
Senior Vice President,
Administration and General Counsel

Agreed to and Accepted:  /s/ Neil Kirby
                        -------------------
                          Neil Kirby, PhD

                  Date:  November 14, 2001